EXHIBIT 99.1

Creative Medical Technology Holdings Identifies Mechanism of Action of ImmCelz® Stroke Regenerative Activity

Company Reports Superior Production of Growth Factors and Therapeutic Immune Cells as Compared with Other Stem Cell Types

December 22, 2020 – Phoenix, AZ Creative Medical Technology Holdings Inc. (OTC – CELZ) announced today data identifying one of the primary mechanisms of action of its ImmCelz® product in the treatment of stroke. The Company reported that animals having previously been treated with ImmCelz® have an increase in what is called “endogenous neurogenesis”. This process allows for certain parts of the brain to heal themselves more effectively after injury, for example, such as in stroke. The stimulation of endogenous neurogenesis was approximately 85% higher than in animals treatment with a popular type of stem cell termed mesenchymal stem cells. Additionally, the Company reported that depletion of animals of T regulatory cells resulted in suppression of endogenous neurogenesis.

“These findings are continuation of work initiated years ago in which we sought to dissect not only immunological mechanisms of ImmCelz® activity, but also other physiological systems, including the nervous system.” Said Dr. Amit Patel, Board Member of the Company. “The elucidation of a mechanism of action makes ImmCelz® an increasingly viable candidate for FDA IND application and initiation of clinical trials.”

In contrast to stem cell based approaches, ImmCelz® is an immunotherapy product in which stem cells are used to “educate” immune cells to endow them with regenerative activity.

The Company believes that “educated” immune cells may be superior to stem cells because of their: a) ability to replicate and form “memory” cells; b) substantially smaller size, which allows for superior biodistribution than stem cells; and c) adeptness at surviving in conditions such as hypoxia or acidosis, which would inactivate stem cells.

“I would like to thank my colleagues who have steadily worked tirelessly on this project for years. The possibility of immune cells being coaxed into possessing regenerative activity is quite a revolutionary concept, which thanks to these recent experiments appears to be becoming a reality.” Said Thomas E Ichim, Ph.D, Chief Scientific Officer and co-inventor of ImmCelz®.

“Stroke represents a significant unmet medical need for which numerous other approaches have failed.” Said Timothy Warbington, President and CEO of the Company. “By understanding the biological switches that ImmCelz® activates to reduce stroke in animals, we believe that our path through the FDA will be less challenging, as well as our road to eventual commercialization.”

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company specializing in stem cell technology in the fields of urology, neurology and orthopedics and trades on the OTC under the ticker symbol CELZ. For further information about the company, please visit www.creativemedicaltechnology.com.

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Forward Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Timothy Warbington, CEO

CEO@CreativeMedicalHealth.com

Creativemedicaltechnology.com

www.StemSpine.com

www.Caverstem.com

www.Femcelz.com

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